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                                                             Exhibit 99.CODE ETH

                                FFTW FUNDS, INC.

                          SARBANES OXLEY CODE OF ETHICS

INTRODUCTION

     This Code of Ethics applies to the Principal Executive Officer, the Principal Financial Officer and any person performing similar functions, all as identified in Schedule A ("Covered Officers"), of FFTW Funds, Inc. (the "Fund"). For purposes of clarification, the independent directors of the Fund are not Covered Officers with respect to this Code. This Code is adopted for the purpose of promoting:

        - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

        - full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Fund;

        - compliance with applicable laws and governmental rules and regulations;

        - the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

        -   accountability for adherence to the Code.

     This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide Covered Officers. In this regard, each Covered Officer must:

        - act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Fund's policies;

        - observe both the form and spirit of laws and governmental rules and regulations, and accounting standards;

        -   adhere to high standards of business ethics; and

        - place the interests of the Fund and its shareholders before the Covered Officer's own personal interests.

     All activities of the Covered Officers should be guided by and adhere to these fiduciary standards. Covered Officers should not hesitate to use available resources whenever it is desirable to seek clarification. Covered Officers are encouraged to consult with the Fund's chief legal officer or legal counsel to the Fund or the Fund's investment adviser, Fischer Francis Trees & Watts, Inc. ("Adviser") (collectively, "Legal Counsel"), the Fund's Audit Committee, or other appropriate resources, when in doubt about the best course of action in a particular situation.

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CONFLICTS OF INTEREST

     Covered Officers should handle ethically actual and apparent conflicts of interest. A "conflict of interest" occurs when an individual's personal interests actually or potentially conflict or interfere with the interests of the Fund or its shareholders. A conflict of interest can arise when a Covered Officer takes actions or has interests that may make it difficult to perform his or her duties as a Fund officer objectively and effectively. Service to the Fund should never be subordinated to either a direct or indirect personal gain or advantage.

     Certain conflicts of interests arise out of the relationships between Covered Officers and the Fund that already are subject to conflict of interest provisions in the Investment Company Act of 1940 and the Investment Advisers Act of 1940. For example, Covered Officers may not individually engage in certain transactions with the Fund because of their status as "affiliated persons" of the Fund. The compliance programs and procedures of the Fund and the Adviser are designed to prevent, or to identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace those programs and procedures, and such conflicts fall outside of the parameters of this Code.

     Actual or apparent conflicts may arise from, or as a result of, the contractual relationship between the Fund and the Adviser (or other service provider, E.G., administrator) of which the Covered Officers are also officers or employees. It is recognized by the Fund's Board of Directors (the "Board") that the Covered Officers will, in the normal course of their duties, be involved in establishing policies and implementing decisions that will have different effects on the Adviser and the Fund. The Board recognizes that the participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the Adviser, and is consistent with the Board's understanding of the performance by the Covered Officers of their duties as officers of the Fund. Nonetheless, each Covered Officer recognizes that, as an Officer of the Fund, he or she has a duty to act in the best interests of the Fund and its shareholders.

     If a Covered Officer believes that his or her responsibilities as an officer or employee of the Adviser (or other service provider) are likely to materially compromise his or her objectivity or ability to perform the duties of his or her role as an officer of the Fund, he or she should consult with Legal Counsel. A Covered Officer should also consider whether to present the matter to the Board or an appropriate committee thereof.

     In addition, each Covered Officer must:

     -    avoid conflicts of interest wherever possible;

     - not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

     - not engage in personal, business or professional relationships or dealings which would impair his or her independence of judgment or adversely affect the performance of his or her duties in the best interests of the Fund and its shareholders; and

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     -    not cause the Fund to take action, or fail to take action, for the personal benefit of the Covered Officer rather than the benefit the Fund.

     There are some conflict of interest situations that should be discussed with Legal Counsel if material. Examples of these include:(1)

        -   service as a director on the board of any public or private company;

        - the receipt of any gift whose aggregate value is in excess of $100 or the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless, in the case of entertainment, such entertainment is reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

        - any ownership interest in, or any consulting or employment relationship with, any of the Fund's service providers, other than its investment adviser or any affiliated person thereof, except as has been previously disclosed to the Board;

        - a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

     Legal Counsel will determine if such conflicts need approval by the Audit Committee of the Board.

DISCLOSURE AND COMPLIANCE

     The Covered Officers:

        - should familiarize themselves with the disclosure requirements generally applicable to the Fund;

        - should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund's directors and auditors, and to governmental regulators and self-regulatory organizations;

        - should, to the extent appropriate within their areas of responsibility, consult with other officers and employees of the Fund, the Adviser and other Fund service providers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund file with, or submit to, the SEC and in other public communications made by the Fund; and

        - have the responsibility to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

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(1)  Any activity or relationship that would present a conflict for the Covered
Officers would likely also present a conflict for the Covered Officer if a member of the Covered Officer's family engages in such an activity or has such a relationship.

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REPORTING AND ACCOUNTABILITY

     The Covered Officers must:

        - upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that the Covered Officer has received, read, and understands the Code;

        - annually thereafter affirm to the Board that the Covered Officer has complied with the requirements of the Code;

        - report at least annually affiliations or other relationships related to conflicts of interest, including:

            -     Directorship in a publicly-held corporation, including any registered investment company;

            -     Employment as an investment banker or broker-dealer or being an affiliated person of any investment banker or broker-dealer;

            -     Holding a position as an officer, director or employee of any bank;

        - notify Legal Counsel promptly if the Covered Officer knows of any violation of this Code. Failure to do so is itself a violation of this Code.

     The Fund will follow these procedures in investigating any potential violations of and enforcing this Code:

        - Legal Counsel will take all appropriate action to investigate any potential violations reported to it;

        - if, after such investigation, Legal Counsel believes that no violation has occurred, Legal Counsel is not required to take any further action;

        - any matter that Legal Counsel believes is a violation will be reported to the Audit Committee;

        - if the Audit Committee concurs that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures;

        - the Audit Committee will be responsible for granting waivers, as appropriate; and

        - any changes to or waivers of this Code will, to the extent required, be reported to the Board and disclosed as provided by SEC rules.

OTHER POLICIES AND PROCEDURES

     This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, the Adviser, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Fund and Adviser codes of ethics under Rule 17j-1

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under the Investment Company Act are separate requirements applying to the
Covered Officers and others, and are not part of this Code.

AMENDMENTS

     Any amendments to this Code must be approved or ratified by a majority vote of the Board, including a majority of independent directors.

CONFIDENTIALITY

     All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Audit Committee, Board and Legal Counsel.

INTERNAL USE

     The Code is intended solely for the internal use by the Fund.

DATE:  DECEMBER 15, 2003

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                                   SCHEDULE A


     "Covered Officers" covered by this CODE OF ETHICS INCLUDE:

          Stephen P. Casper, President and Principal Executive Officer

          William E. Vastardis, Treasurer and Principal Financial Officer


     Current as of: December 15, 2003.

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                             INITIAL ACKNOWLEDGEMENT


     I acknowledge that I have received and read a copy of the Code of Ethics for Senior Officers (the "Code") and that I understand it. I further acknowledge that I am responsible for understanding and complying with the policies set forth in the Code during my tenure as a Covered Officer, as defined in the Code.

     I also acknowledge my responsibility to report any violation of the Code to Legal Counsel, as defined in the Code.

     I further acknowledge that the policies contained in the Code are not intended to create any contractual rights or obligations, express or implied. I also understand that, consistent with applicable law, the Fund has the right to amend, interpret, modify or withdraw any of the provisions of the Code at any time in its sole discretion, with or without notice.


Covered Officer Name and Title:
                               -------------------------------------------------
                               (PLEASE PRINT)


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          Signature                                  Date

PLEASE RETURN THIS COMPLETED FORM TO_______________________________ WITHIN ONE WEEK FROM THE DATE OF YOUR RECEIPT OF A REQUEST TO REVIEW THESE DOCUMENTS. THANK YOU!

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                             ANNUAL ACKNOWLEDGEMENT

     I acknowledge that I have received and read a copy of the Code of Ethics for Senior Officers (the "Code") and that I understand it. I further acknowledge that I am responsible for understanding and complying with the policies set forth in the Code during my tenure as a Covered Officer, as defined in the Code.

     I also acknowledge that I have fully complied with the terms and provisions of the Code during the period of time since the most recent Initial or Annual Acknowledgement provided by me.

     I further acknowledge that the policies contained in the Code are not intended to create any contractual rights or obligations, express or implied. I also understand that, consistent with applicable law, the Fund has the right to amend, interpret, modify or withdraw any of the provisions of the Code at any time in its sole discretion, with or without notice.

Covered Officer Name and Title:
                               -------------------------------------------------
                                          (PLEASE PRINT)


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          Signature                                  Date

PLEASE RETURN THIS COMPLETED FORM TO_______________________________ WITHIN ONE WEEK FROM THE DATE OF YOUR RECEIPT OF A REQUEST TO COMPLETE AND RETURN IT. THANK YOU!